Exhibit 99.1

RECKSON AND TOWER ANNOUNCE COMPLETION OF MERGER
May 24, 1999  05:58 PM
MELVILLE, N.Y.--(BUSINESS WIRE)--May 24, 1999--Reckson Associates Realty Corp. RA today announced that Tower stockholders have approved the merger of the two companies and that the merger was completed today. As a result of the approval by Reckson stockholders relating to the consideration to be paid in the merger, only Reckson class B common stock and cash will be issued in the merger.

Scott Rechler, Reckson's President and Chief Operating Officer, stated, "Wea5e very excited about the closing of the tower merger. We believe that through this transaction along with our recently announced transaction relating to 919 Third Avenue, Reckson has created a strong platform in New York City from which to build the Reckson franchise."

Lester S. Garfinkel, Tower's Chief Financial Officer and Executive Vice President for Finance and Administration, said, "The Board and management of Tower have been committed to achieving a transaction that serves the best interests of our shareholders. Today's vote is the culmination of our efforts to enable Tower shareholders to realize both an immediate cash return and ongoing participation in the future of another publicly traded REIT."

Reckson also announced that, based on preliminary results, the cash election offered in the merger was oversubscribed. However, the exact ratio of cash and stock that will be received by Tower stockholders that elected to receive cash will not be determined until after the May 26th deadline for holders who have made cash elections to deliver their shares to the exchange agent.

Prior to the closing of the merger, Tower sold its Class B New York City properties consisting of four properties aggregating approximately 671,000 square feet. Reckson has acquired, through Metropolitan Partners, Tower's remaining 22 properties with an aggregate of approximately 3.5 million square feet in the Manhattan, Phoenix/Tucson and Orlando markets.

Reckson Associations Realty Corp. is a self-administered and self-managed real estate investment trust (REIT) specializing in the acquisition, leasing, financing, management and development of office and industrial properties.

Reckson's core growth strategy is focused on the markets surrounding and including New York City. Since the completion of its initial public offering in May 1995, Reckson has acquired or contracted to acquire approximately $1.6 billion of properties comprising approximately 18.8 million square feet of space.

Reckson is one of the largest publicly traded owners and managers of Class A office and industrial properties in the New York City "Tri-State" area, with 206 properties comprised of approximately 23.3 million square feet either owned and controlled, directly or indirectly, or under contract.

This information contains forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties in the New York metropolitan tri-state area; interest rate levels; the availability of financing; and other risks associated with the development and acquisition of properties, including risks that development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated. For further information on factors which could impact the Company, reference is made to the Company's filings with the Securities and Exchange Commission.